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The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We may not deliver these securities until a final prospectus supplement and prospectus are delivered. We are not using this preliminary prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Commission File Number 333-72914

Subject to completion, dated November 17, 2003

Prospectus Supplement
(To Prospectus dated November 28, 2001)

Rockwell Collins, Inc.

$

           % Notes due 2013

Interest payable           and

Issue price:             %

 The Notes will mature on                          , 2013. Interest will accrue from November       , 2003. We may redeem the Notes in whole or in part at any time at the redemption prices described on pages S-21 and S-22. We will issue the Notes in minimum denominations of $1,000 and in integral multiples of $1,000.

 For a discussion of certain risks that you should consider in connection with an investment in the Notes, please see "Item 1. Business—Certain Business Risks" beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Rockwell Collins

Per Note	%	%	%

Total	$	$	$

 The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

 We expect that delivery of the Notes will be made to investors through the book-entry system of The Depository Trust Company on or about November       , 2003.

JPMorgan	Banc of America Securities LLC

Citigroup	UBS Investment Bank
Credit Lyonnais Securities (USA)
U.S. Bank National Association
Wachovia Securities

November       , 2003

 You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and documents incorporated by reference therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 Prospectus Supplement

Prospectus

ABOUT THIS DOCUMENT

 This document consists of two parts. The first part is this prospectus supplement, which describes our offering of the Notes and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the Notes described in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

 As used in this prospectus supplement, the terms "Rockwell Collins", the "Company", "we", "us" and "our" refer to Rockwell Collins, Inc., its subsidiaries and its predecessors, unless the context indicates otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

 The SEC's rules allow us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede any previous information. Any such information so modified or superseded will not constitute a part of this prospectus supplement and the accompanying prospectus, except as so modified or superseded. We incorporate by reference our Annual Report on Form 10-K for the year ended September 30, 2003 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the Notes by this prospectus supplement and the accompanying prospectus is completed.

 Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (excluding exhibits to the documents, unless exhibits are specifically incorporated by reference into the documents). You may submit a request for this material to Shareowner Relations, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, Iowa 52498 (telephone number (319) 295-4045).

SUMMARY

 This summary contains basic information about us and our offering of the Notes. It does not contain all the information that may be important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, as described under the headings "How to Obtain More Information" in the accompanying prospectus and "Documents Incorporated by Reference" in this prospectus supplement. To fully understand this offering, you should read all of these documents.

The Company

 We are a leader in providing design, production and support of communications and aviation electronics for commercial and military customers worldwide. While our products and systems are primarily focused on aviation applications, our Government Systems business also offers products and systems for ground and shipboard applications. We also provide a wide range of services and support to our customers through our network of over 60 service centers worldwide, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. We had sales of approximately $2.54 billion for the fiscal year ended September 30, 2003. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa.

 Our company's heritage is rooted in the Collins Radio Company formed in 1933. Rockwell International Corporation (now named Rockwell Automation, Inc. and referred to in this prospectus supplement as "Rockwell") purchased the Collins Radio Company in 1973. The Collins legacy continued to be fostered under Rockwell's ownership until June 2001 when we became an independent company through our spin-off to Rockwell shareowners.

 Our sales by business segment for the three years ended September 30, 2003 were as follows (in millions):

	Year Ended September 30
	2003	2002	2001
Commercial Systems:	$1,272	$1,377	$1,752
Government Systems:	1,270	1,115	1,068

Total	$2,542	$2,492	$2,820

Recent Developments

 In October 2003, we entered into an agreement to acquire NLX LLC, a leader in integrated training and simulation systems. The cash purchase price of the acquisition is $125 million, subject to a possible post-closing purchase price adjustment in favor of Rockwell Collins. The acquisition is expected to close prior to December 31, 2003 pending customary closing conditions, including regulatory approvals.

The Offering

Securities Offered	$ aggregate principal amount of % Notes due 2013.
Maturity Date	, 2013.
Interest Payment Dates	and of each year, commencing , 2004.
Optional Redemption	At our option, we may redeem the Notes, in whole or in part, at any time, as described under the heading "Description of the Notes—Optional Redemption" in this prospectus supplement.
Ranking	The Notes:
• are unsecured;
• rank equally with all existing and future unsecured and unsubordinated debt;
• are senior to any future subordinated debt; and
• are effectively junior to any secured debt.
Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:
• incur debt secured by liens;
• engage in sale/leaseback transactions; or
• merge or consolidate with another entity.
Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $ million, which we intend to use to repay commercial paper borrowings and for general corporate purposes, which may include working capital, share repurchases and acquisitions. For a more detailed discussion of the use of proceeds see "Use of Proceeds" in this prospectus supplement.
Further Issues
We may create and issue further notes ranking equally and ratably with the Notes, so that these further notes will be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Summary Financial Data

 The following summary financial data as of and for the years ended September 30, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited financial statements. The data should be read in conjunction with the consolidated financial statements and notes thereto and other information and data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended September 30
	2003(1)	2002(2)	2001(3)	2000	1999(4)
	(in millions, except per share amounts)
Statement of Operations Data:
Sales	$2,542	$2,492	$2,820	$2,510	$2,438
Cost of sales	1,866	1,863	2,108	1,845	1,782
Selling, general and administrative expenses	341	307	351	274	278
Goodwill and asset impairment charges(5)	—	—	149	—	—
Income before income taxes	368	341	224	399	437
Net income	258	236	139	269	291
Diluted earnings per share	1.43	1.28	—	—	—
Statement of Financial Position Data:
Working capital(6)	$526	$395	$493	$508	$451
Property	401	411	439	393	365
Goodwill and intangible assets	440	456	285	148	126
Total assets	2,591	2,555	2,637	2,100	2,033
Short-term debt	42	132	202	—	—
Shareowners' equity	833	987	1,110	908	695
Other Data:
Capital expenditures	$72	$62	$110	$98	$127
Goodwill amortization	—	—	18	6	4
Other depreciation and amortization	105	105	120	100	82
Dividends per share	0.36	0.36	0.09	—	—
Pro Forma Financial Information:(7)
Net income	$—	$—	$149	$262	$—
Diluted earnings per share	—	—	0.80	1.38	—

 (1)   Includes a $20 million gain ($12 million after taxes) related to a favorable tax ruling on an overfunded life insurance reserve trust fund.

 (2)   Includes (a) a $12 million net gain ($7 million after taxes) related to certain legal matters, and (b) a $4 million ($2 million after taxes) reversal of a portion of the 2001 restructuring charge.

 (3)   Includes (a) $149 million ($108 million after taxes) of goodwill and asset impairment charges, and (b) a restructuring charge of $34 million ($22 million after taxes).

 (4)   Includes a $32 million gain ($20 million after taxes) on the sale of a business.

 (5)   Goodwill and asset impairment charges of $149 million ($108 million after taxes) include $136 million related to long-lived assets recorded in connection with the Sony Trans Com and Hughes-Avicom acquisitions and $13 million related to certain software license agreements.

 (6)   Working capital consists of all current assets and liabilities, including cash and short-term debt.

 (7)   Pro forma financial information is presented as if the adoption of SFAS 141, SFAS 142 and the spin-off from Rockwell occurred on October 1, 1999. Pro forma adjustments related to the adoption of SFAS 141 and SFAS 142 include the elimination of amortization expense related to goodwill, assembled workforce, and trademarks and tradenames with indefinite lives as these intangibles are no longer being amortized. Pro forma adjustments related to the spin-off include interest expense on $300 million of commercial paper borrowings used to fund a pre-spin-off dividend to Rockwell and income and costs related to employee benefit plan obligations related to active and former Rockwell employees not associated with the Avionics and Communications business that were assumed by us in connection with the spin-off. Pro forma information prior to 2000 is not presented.

Ratio of Our Earnings to Fixed Charges

 The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended September 30
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	34.5	25.4	23.4	67.5	73.8

(1)    "Earnings" are defined as income before income taxes and accounting change, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed Charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

RISK FACTORS

 For a discussion of certain risks that you should consider in connection with an investment in the Notes, see "Item. 1 Business—Certain Business Risks" beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

 This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain statements, including certain projections and business trends, accompanied by such phrases as "believes", "estimates", "expects", "could", "likely", "anticipates", "will", "intends", and other similar expressions, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to uncertainty following the war in Iraq; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete; demand for and market acceptance of new and existing products; performance of our products; potential cancellation, delay of orders or changes in procurement practices by our customers; customer bankruptcy; labor work stoppages; returns on our pension plan assets; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to government policies and regulations; changes to new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our other SEC filings. These forward-looking statements are made only as of the date hereof.

USE OF PROCEEDS

 We estimate that we will receive net proceeds from this offering of approximately $              million, after deducting underwriters' discounts and commissions and other estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to repay all of our outstanding commercial paper borrowings. As of November 14, 2003, we had approximately $150 million of commercial paper borrowings outstanding with an average interest rate of approximately 1.1% and an average maturity of 23 days. In October 2003, we used approximately $123 million from proceeds of commercial paper borrowings to fund a voluntary contribution to our pension plan. We intend to use any remaining net proceeds from this offering for general corporate purposes, which may include working capital, repurchases of our common stock and acquisitions (including the acquisition of NLX LLC).

CAPITALIZATION

 The following table sets forth our capitalization as of September 30, 2003 on a historical basis and as adjusted to give effect to the sale of the Notes in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with "Use of Proceeds", "Summary—Summary Financial Data", and our consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	September 30, 2003
	Actual	As Adjusted
	(in millions)
Cash	$66	$

Short-term debt	$42		$—
Long-term debt	—

Total debt	42

Shareowners' Equity:
Common stock	2		2
Additional paid-in-capital	1,213		1,213
Retained earnings	273		273
Accumulated other comprehensive loss	(516)		(516)
Common stock in treasury, at cost	(139)		(139)

Total shareowner's equity	833		833

Total capitalization	$875	$

THE COMPANY

 Our company is a leader in providing design, production and support of communications and aviation electronics for commercial and military customers worldwide. While our products and systems are primarily focused on aviation applications, our Government Systems business also offers products and systems for ground and shipboard applications. We also provide a wide range of services and support to our customers through our network of over 60 service centers worldwide, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa.

 Our company's heritage is rooted in the Collins Radio Company formed in 1933. Rockwell purchased the Collins Radio Company in 1973. The Collins legacy continued to be fostered under Rockwell's ownership until 2001 when we became an independent company. Rockwell Collins, Inc. was incorporated in Delaware in March 2001 in connection with our spin-off on June 29, 2001 by Rockwell to Rockwell shareowners. In the spin-off, Rockwell shareowners received one share of our common stock for each share of Rockwell common stock. Prior to the spin-off, Rockwell transferred substantially all of its operations, assets and liabilities related to the avionics and communications businesses owned and operated by Rockwell and certain other assets and liabilities to us or to our subsidiaries.

Description of Business by Segment

 We serve our worldwide customer base through our Commercial Systems and Government Systems business segments. These two segments are described in detail below.

Commercial Systems

 Our Commercial Systems business supplies flight deck and cabin systems and products to customers in the air transport and business aviation market. Flight deck systems and products include communications, navigation, surveillance, displays, automatic flight control and flight management systems. Cabin systems and products include in-flight entertainment, cabin management and information management systems. Commercial Systems customers include manufacturers of commercial air transport, regional and business aircraft, commercial airlines, regional airlines, fractional operators and business jet operators. Aviation electronic systems and products supplied by our Commercial Systems business include:

  •
  Integrated avionics systems and products, such as the Pro Line 21 system which provides advanced avionics such as liquid crystal flight displays, flight management, integrated flight control, automatic flight controls and engine indication and crew alerting.

  •
  In-flight entertainment systems and products, including the enhanced Total Entertainment System (eTES) and the Passenger Audio Video Entertainment System (P@ves), as well as a full line of audio and video entertainment solutions for widebody and narrow aircraft.

  •
  Cabin electronics products and solutions for the business jet market, including lighting and other environmental controls, passenger information and entertainment, business support systems, network capabilities and passenger flight information systems.

  •
  Communications systems and products, such as data link, High Frequency (HF), Very High Frequency (VHF) and satellite communications systems.

  •
  Navigation systems and products, including multi-mode receivers, radio and geophysical navigation sensors, as well as flight management systems.

  •
  Situational awareness and surveillance systems and products, such as Head-Up Guidance Systems, weather radar and collision avoidance systems.

  •
  Flight deck systems and products, which include a broad offering of multi-function cockpit liquid crystal display (LCD) units, CRT display units and head-up displays (HUDs).

  •
  Integrated information systems, such as eEnable and eXchange, to provide information management solutions that help improve flight operations, maintenance and cabin services, as well as provide worldwide TV coverage.

    Significant highlights for the Commercial Systems segment in 2003 included:

  •
  The Pro Line 21 advanced avionics system received U.S. Federal Aviation Administration and Transport Canada certification onboard the new Bombardier Challenger 300 super-midsize aircraft.

  •
  Boeing selected us to supply global airborne information management equipment which will provide a variety of operational, crew and passenger capabilities, including email and Internet access for its e-Enabled Advantage initiative which was unveiled at the Paris Air Show in June of 2003.

  •
  AVIC I Commercial Aircraft Co. (ACAC) Ltd. of China selected us to use the Pro Line 21 avionics package and act as the avionics systems integrator for its new ARJ21 regional jet. ACAC has estimated the market for this 70 to 99 seat regional aircraft in China and globally at 500 aircraft.

  •
  Japan Airlines selected our communications, navigation and surveillance avionics for five Boeing 767-300ER aircraft which are scheduled for delivery through 2004.

  •
  Royal Air Maroc selected us to provide in-flight entertainment systems and avionics for four new Airbus A321 and 19 Boeing 737-700/800 aircraft. Deliveries began this year and extend through 2013.

  •
  Pro Line 21 Continuum received certification for the Hawker 700 aircraft.

  •
  Qantas Airways took delivery of its first Boeing 747-400ER equipped with our new liquid crystal flight displays, Multiscan™ weather radar and TES™ for in-flight entertainment. Qantas has six firm orders for the 747-400ER with options for four additional aircraft.

Government Systems

 Our Government Systems business supplies defense electronics products and integrated systems, including communications, navigation and displays, for airborne, ground and shipboard applications to the U.S. Department of Defense, U.S. Coast Guard, civil agencies, defense contractors and foreign ministries of defense. Our defense electronics equipment includes:

  •
  Communications products and systems designed to help customers transfer information across the communications spectrum, ranging from Low and Very Low Frequency to High, Very High and Ultra High Frequency to satellite communications.

  •
  Military data link products and systems.

  •
  Navigation products and systems, including radio navigation systems, global positioning systems (GPS), handheld navigation systems and multi-mode receivers.

  •
  Integrated systems for the flight deck, such as the Flight2 system, that combine flight operations with navigation and guidance functions and that can include flight controls and displays, information/data processing and communications, navigation and/or safety and surveillance systems.

  •
  Cockpit display systems, including flat panel, multipurpose, wide fields of view, head up, head down and helmet mounted displays for tactical fighter and attack aircraft.

  •
  Integrated computer systems for future combat systems.

    Significant highlights for the Government Systems segment in 2003 included:

  •
  The General Dynamics—Rockwell Collins team was selected to provide the Integrated Computer Systems (ICS) for the U.S. Army's Future Combat Systems (FCS) program. The ICS is expected to be the command, control, communications, computing, intelligence, surveillance and reconnaissance infrastructure used for the FCS family of advanced, networked air and ground based systems for use by the Army's Objective Force.

  •
  We were selected by Boeing to provide key avionics and support for the new 767 Tanker Transport program. The 100 aircraft global tanker program is anticipated to be delivered over a 10 year period. The U.S. Department of Defense has approved the lease of 100 KC-767A tankers. The lease details are pending approval by Congress.

  •
  We were awarded a contract for Phase 3 of the Tactical Targeting Network Technology (TTNT) program. TTNT is a high speed, dynamic ad hoc network designed to assist the U.S. military in creating a rapid retargeting capability that will be critical across vital military operations. TTNT is under development primarily for the U.S. Air Force Research Labs and the Defense Research Projects Agency (DARPA).

  •
  We were awarded a contract by the U.S. Air Force to lead an integrated product team to develop a Weapon Data Link Architecture program. This contract entails the development of networked, in-flight communication for precision guided weapons, using software communication architecture that is compliant with the Department of Defense's Joint Tactical Radio System (JTRS) policy.

  •
  We were one of three contractors selected by the U.S. Air Force to study the development of modernized military global positioning system user equipment (MUE). As a result of the study contract, the Air Force will downselect to two companies to compete for the MUE engineering development contract in mid-2005.

  •
  VT Merlin Communications awarded us a communications solutions contract for the U.K. Defence High Frequency Communications Service program. Under this contract, we will provide high frequency radios, command and control software and support services over a 15 year period.

  •
  We were awarded a five-year contract from the Naval Inventory Control Point, Philadelphia, for a performance based logistics program which entails the management, support and repair of certain F/A-18 and F-14D tactical cockpit displays.

 Another significant highlight is our selection in October 2003 for delivery of defense advanced GPS receivers (DAGRs) for primary use by the U.S. Army. We were selected by the GPS Joint Program Office to provide full rate production of DAGRs over the next eight years. Deliveries are expected to commence in November 2004.

Customers; Sales and Marketing

 We serve a broad range of customers worldwide, including manufacturers of commercial air transport, business and regional aircraft, commercial airlines, regional airlines, fractional operators, business jet operators, the U.S. Department of Defense, U.S. Coast Guard, civil agencies, defense contractors and foreign ministries of defense. We market our products, systems and services directly to Commercial Systems and Government Systems customers through an internal marketing and sales force. In addition, we utilize a worldwide dealer network to distribute our products and international sales representatives to assist with international sales and marketing. In 2003, various branches of the U.S. Government accounted for 39% of our total sales while The Boeing Company accounted for 5% and Bombardier, Inc. accounted for 6% of our total sales.

 Our largest customers have substantial bargaining power with respect to price and other commercial terms. Although we believe that we generally enjoy good relations with our customers, the loss of all or a substantial portion of our sales to any of our large volume customers for any reason, including the loss of contracts, bankruptcy, reduced or delayed customer requirements or strikes or other work stoppages affecting production by these customers, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Competition

 We operate in a highly competitive environment. Principal competitive factors include total cost of ownership, product and system performance, quality, service, warranty terms, technology and design engineering capabilities, new product innovation and timely delivery. We compete worldwide with a number of United States and international companies, including approximately ten principal competitors in each of our Commercial Systems and Government Systems businesses. Some of our competitors include Honeywell International, Inc., Thales S.A., Matsushita, Raytheon Co., Harris Corp., BAE Systems Aerospace, Inc., General Dynamics Corporation, L3 Communications, Inc., and Northrop Grumman Corp. Several of our competitors are significantly larger than us in terms of resources and market share, and some of our competitors are also our customers. Some of our competitors have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products. Furthermore, competitors who have greater financial resources may be better able to provide a broader range of financing alternatives to their customers in connection with sales of their products.

 Industry consolidation has had a major impact on the competitive environment in which we operate. Over the past several years, our competitors have undertaken a number of mergers, alliances and realignments that have contributed to a very dynamic competitive landscape. During the past two years, we have completed two acquisitions and entered into several strategic alliances and a joint venture to improve our competitive position and expand our market reach.

Raw Materials, Supplies and Working Capital

 We believe we have adequate sources for the supply of raw materials and components for our manufacturing and service needs with suppliers located around the world. Electronic components and other raw materials used in the manufacture of our products are generally available from several suppliers. We continue to work with our supply base for raw materials and components to ensure an adequate source of supply, including strategic alliances, dual sourcing, identification of substitute or alternate parts that meet performance requirements and life-time buys. These life-time buys involve purchases of multiple years of supply in order to meet production and service requirements over the life span of a product. Although historically we have not experienced any significant difficulties in obtaining an adequate supply of raw materials and components necessary for our manufacturing operations or service needs, the loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules could have a material adverse effect on our business, financial condition, results of operations and cash flows.

 Our investment in inventory is a significant part of our working capital and historically we have maintained sufficient inventory to meet our customers' requirements on a timely basis. This investment includes finished goods, spare parts and goods on consignment with airlines. Our accounts receivable also constitute a significant part of our working capital.

Backlog

 The following table summarizes our backlog (in millions):

	September 30
	2003	2002
Commercial Systems	$352	$454
Government Systems:
Funded Orders	1,777	1,490
Unfunded Orders	184	163

Total Backlog	$2,313	$2,107

 Our backlog represents the aggregate of the sales price of orders received from customers, but not recognized as revenue, and excludes unexercised options. Although we believe that the orders included in backlog are firm, some orders may be canceled by the customer without penalty, and we may elect to permit cancellation of orders without penalty where management believes that it is in our best interest to do so. Our backlog includes approximately $980 million of orders not expected to be filled by us in 2004, principally in our Government Systems business.

Joint Ventures and Investments

 Joint ventures, strategic investments and other cooperative arrangements are part of our business strategies to broaden the market for our products and develop new technologies. We currently have interests in three joint ventures and one investment.

 We have a 50% ownership interest in Data Link Solutions LLC (DLS), a joint venture with BAE Systems, plc, for joint pursuit of the worldwide military data link market. We have a 50% ownership interest in Vision Systems International, LLC (VSI), a joint venture with Elbit Systems, Ltd., for joint pursuit of helmet mounted cueing systems for the worldwide military fixed wing marketplace. We and Rockwell each own a 50% equity interest in Rockwell Scientific Company LLC (RSC), which is engaged in advanced research and development of technologies in electronics, imaging and optics, material and computational sciences and information technology. RSC provides research and development services to us, as well as to

The Boeing Company, Rockwell, the U.S. Government and other customers. RSC is also pursuing the commercialization of its technologies through licensing, low rate production and strategic alliances.

 We also have an investment (representing a 16% ownership stake as of September 30, 2003) in Tenzing Communications, Inc., which is developing passenger connectivity solutions for commercial aircraft.

    Significant highlights for our Joint Ventures in 2003 include:

  •
  VSI was awarded a contract from Lockheed Martin for the development of VSI's advanced Helmet Mounted Display system for the F-35 Joint Strike Fighter.

  •
  VSI was awarded a contract from Boeing for the low rate initial production of 300 Joint Helmet Mounted Cueing Systems for the F-15, F-16 and F/A-18 aircraft. Subsequently, we were awarded a contract from the VSI joint venture for low rate initial production work. VSI anticipates a full rate production award later this year.

  •
  DLS was awarded a contract from the Space and Naval Warfare Systems Command to provide the Multifunctional Information Distribution System (MIDS) on Ship Systems for the U.S. Navy. This initial contract includes seven systems, with the potential to deliver as many as 50 systems during the next seven years. Initial deliveries will begin in the third quarter of 2004.

  •
  RSC was selected to participate in the U.S. Army's Dual Band Focal Plane Array ManTech (Manufacturing Technology) program. The program is to develop improved manufacturing processes for dual-band (two-color) infrared sensors for imaging applications. These large-format sensor arrays simultaneously respond in two key infrared bands to give superior performance and range, thus meeting the needs of a wide range of potential critical military applications, especially those involving long-range target.

Acquisitions and Dispositions

 We continually consider various business opportunities, including strategic acquisitions and alliances, licenses and marketing arrangements, and we review the prospects of our existing businesses to determine whether any of them should be modified, sold or otherwise discontinued.

 We completed three acquisitions in the past three years to augment our internal growth plans. These acquisitions were:

  •
  cabin electronics systems: the August 2002 acquisition of Airshow, Inc.;

  •
  signals intelligence and surveillance solutions: the March 2002 acquisition of Communication Solutions, Inc.; and

  •
  display systems and products: the December 2000 acquisition of Kaiser Aerospace & Electronics Corporation.

 In March 2002 we completed the disposition of Kaiser Fluid Technologies, Inc., a non-core business.

 In October 2003, we entered into an agreement to acquire NLX LLC, a leader in integrated training and simulation systems. The cash purchase price of the acquisition is $125 million,

subject to a possible post-closing purchase price adjustment in favor of Rockwell Collins. The acquisition is expected to close prior to December 31, 2003 pending customary closing conditions, including regulatory approvals.

Research and Development

 We have significant research, development, engineering and product design capabilities. At September 30, 2003, we employed approximately 3,500 engineers, scientists and supporting technical personnel.

 We spent $216 million, $253 million and $295 million in 2003, 2002 and 2001, respectively, on company funded research and development. In addition, customer-sponsored research and development was $259 million, $231 million and $217 million in 2003, 2002 and 2001, respectively. Customer-sponsored research and development includes activities relating to the development of new products and the improvement of existing products.

Intellectual Property

 We own more than 600 United States and foreign patents and have numerous pending patent applications, including patents and patent applications purchased in our acquisitions. We also license certain patents relating to our manufacturing and other activities. While in the aggregate we consider our patents and licenses important to the operation of our business, we do not consider any individual patent or license to be of such importance that the loss or termination of any one patent or license would materially affect us.

 Rockwell continues to own the Rockwell name. In connection with the spin-off, we were granted the exclusive right to continue to use the Rockwell Collins name other than in connection with industrial automation products. This exclusive right would terminate following certain change of control events applicable to us as described in the distribution agreement among Rockwell, Rockwell Scientific and us.

Employees

 As of September 30, 2003, we had approximately 14,300 full-time employees. Approximately 2,100 of our employees in the United States are covered by collective bargaining agreements. We reached agreement in 2003 with three bargaining units on multi-year extensions of their collective bargaining agreements.

Cyclicality and Seasonality

 The avionics and communications markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. For example, markets for our commercial aviation electronic products have experienced downturns during periods of slowdowns in the commercial airline industry and during periods of weak conditions in the economy in general, as demand for new aircraft generally declines during these periods. Although we believe that aftermarket demand for many of our products and our Government Systems business reduce our exposure to these business downturns, we are currently experiencing adverse market conditions in much of our Commercial Systems business and may experience similar downturns in the future.

 Our business tends to be seasonal with our quarter ending September 30 usually producing relatively higher sales and our quarter ending December 31 usually producing relatively lower sales. A large part of this seasonality variance is attributable to our Government Systems business and relates to the U.S. Government procurement cycle.

Geographic Information

 Our principal markets outside the United States are in France, Canada, the United Kingdom, Australia, Japan, Germany, Israel, Singapore, China and Brazil. In addition to normal business risks, operations outside the United States are subject to other risks including, among other factors, political, economic and social environments, governmental laws and regulations, and currency revaluations and fluctuations.

MANAGEMENT

 The following table sets forth the name, age and current position of each of our executive officers:

Name	Age	Position
Clayton M. Jones	54	Chairman of the Board, President and Chief Executive Officer
Barry M. Abzug	51	Senior Vice President, Corporate Development
Patrick E. Allen	39	Vice President, Finance and Treasurer
John-Paul E. Besong	50	Senior Vice President of e-Business & Lean Electronics
Gary R. Chadick	42	Senior Vice President, General Counsel and Secretary
Robert M. Chiusano	53	Executive Vice President and Chief Operating Officer, Commercial Systems
Gregory S. Churchill	46	Executive Vice President and Chief Operating Officer, Government Systems
Lawrence A. Erickson	54	Senior Vice President and Chief Financial Officer
Jerome J. Gaspar	58	Senior Vice President, Engineering and Technology
Harry L. Gregory	59	Senior Vice President and General Manager of Rockwell Collins Aviation Services
Ronald W. Kirchenbauer	56	Senior Vice President, Human Resources
Kent L. Statler	38	Senior Vice President of Operations
Derek R. Wimmer	57	Vice President and General Auditor

 Clayton M. Jones has been Chairman of the Board of Rockwell Collins since June 2002 and President and Chief Executive Officer of Rockwell Collins since June 2001. Mr. Jones served as Senior Vice President of Rockwell (electronic controls and communications) and President of Rockwell Collins, Inc., a subsidiary of Rockwell, from January 1999 to May 2001; and Executive Vice President of Rockwell Collins, Inc. prior thereto.

 Barry M. Abzug has been Senior Vice President, Corporate Development of Rockwell Collins since October 2001. Mr. Abzug served as President and General Manager, Aerospace/Communications Division of ITT Industries, Inc. (engineering and manufacturing) from October 1998 to August 2000; and Vice President and Director, Communications Systems Business Unit of the Aerospace/Communications Division of ITT Industries, Inc. prior thereto.

 Patrick E. Allen has been Vice President, Finance and Treasurer of Rockwell Collins since June 2001. Mr. Allen served as Vice President and Treasurer of Rockwell from June 2000 to May 2001; Vice President, Financial Planning and Analysis of Rockwell from June 1999 to May 2000; and Assistant Controller of Rockwell prior thereto.

 John-Paul E. Besong has been Senior Vice President of e-Business & Lean Electronics of Rockwell Collins since February 2003. Mr. Besong served as Vice President of e-Business & Lean Electronics of Rockwell Collins from January 2002 to February 2003; Vice President of e-Business

of Rockwell Collins from January 2000 to January 2002; and Program Executive of the Enterprise Resource Planning system of Rockwell Collins, Inc., a subsidiary of Rockwell, prior thereto.

 Gary R. Chadick has been Senior Vice President, General Counsel and Secretary of Rockwell Collins since July 2001. Mr. Chadick served as Assistant General Counsel of Operations of Litton Industries, Inc. (advanced electronics, information systems, electronic components and ship systems) from September 1999 to July 2001; and Group Counsel, Litton Advanced Electronics Systems Group prior thereto.

 Robert M. Chiusano has been Executive Vice President and Chief Operating Officer, Commercial Systems of Rockwell Collins since May 2002. Mr. Chiusano served as Executive Vice President and Chief Operating Officer, Government Systems of Rockwell Collins from June 2001 to May 2002; and Vice President and General Manager, Government Systems of Rockwell Collins, Inc., a subsidiary of Rockwell, prior thereto.

 Gregory S. Churchill has been Executive Vice President and Chief Operating Officer, Government Systems of Rockwell Collins since May 2002. Mr. Churchill served as Vice President and General Manager of Business and Regional Systems for Commercial Systems of Rockwell Collins from June 2001 to May 2002; Vice President of Business Development for Government Systems of Rockwell Collins, Inc., a subsidiary of Rockwell, from February 2001 to June 2001; Vice President, Integrated Applications and Navigation Programs of Rockwell Collins, Inc. from October 1999 to February 2001; and Vice President, Program Management of Rockwell Collins, Inc. prior thereto.

 Lawrence A. Erickson has been Senior Vice President and Chief Financial Officer of Rockwell Collins since June 2001. Mr. Erickson served as Vice President and Controller, Finance and Strategic Development of Rockwell Collins, Inc., a subsidiary of Rockwell, from October 1999 to May 2001; and Vice President and Controller of Rockwell Collins, Inc. prior thereto.

 Jerome J. Gaspar has been Senior Vice President, Engineering and Technology of Rockwell Collins since June 2001. Mr. Gaspar served as Vice President, Engineering and Technology of Rockwell Collins, Inc., a subsidiary of Rockwell, from January 2000 to May 2001; and Vice President, Displays Center of Excellence of Rockwell Collins, Inc. prior thereto.

 Harry L. Gregory has been Senior Vice President and General Manager of Rockwell Collins Aviation Services since February 2003. Mr. Gregory served as Vice President and General Manager of Collins Aviation Services of Rockwell Collins prior thereto.

 Ronald W. Kirchenbauer has been Senior Vice President, Human Resources, of Rockwell Collins since April 2003. Mr. Kirchenbauer served as Senior Vice President, Employee and Workplace Services, of Cadence Design Systems, Inc. (electronic design technologies and services) prior thereto.

 Kent L. Statler has been Senior Vice President of Operations of Rockwell Collins since January 2003. Mr. Statler served as Vice President of Manufacturing Operations of Rockwell Collins from January 2002 to January 2003; Vice President of Lean Electronics of Rockwell Collins from January 2001 to January 2002; Vice President of Collins Maintenance Operations for Collins Aviation Services of Rockwell Collins, Inc., a subsidiary of Rockwell, from

September 1999 to January 2001; and Director of Collins Service Centers of Collins Subsidiary & Service Business of Rockwell Collins, Inc. prior thereto.

 Derek R. Wimmer has been Vice President and General Auditor of Rockwell Collins since June 2001. Mr. Wimmer served as Controller of Rockwell Collins Air Transport Systems of Rockwell Collins, Inc., a subsidiary of Rockwell, from November 2000 to May 2001; Senior Director, Commercial and Business Compliance of Rockwell Collins, Inc. from October 1998 to November 2000; and Vice President, International Planning and Development of Rockwell prior thereto.

DESCRIPTION OF THE NOTES

 We will issue the Notes under an Indenture dated as of November 1, 2001 between us and Citibank, N.A., as trustee. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights as a holder of Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The following description of the particular terms of the Notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus of the general terms and provisions of our debt securities.

General

 The Notes will constitute a single series of debt securities described in the accompanying prospectus. The Notes will be issued in an initial aggregate principal amount of $                    , and will be issued only in registered form in denominations of $1,000 and integral multiples thereof. The Notes will mature on                                 , 2013. The Notes and any future debt securities issued under the Indenture will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will not be subject to any sinking fund provisions.

 Other than the protections which may otherwise be afforded holders of the Notes as a result of the operation of the covenants described under "Description of Debt Securities—Certain Covenants" in the accompanying prospectus, there are no covenants or other provisions which may afford holders of the Notes protection in the event of a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

 The Notes will bear interest from November     , 2003 at the rate of         % per annum and will be payable semi-annually, in arrears, on       and       of each year, beginning                          , 2004. Interest is payable to the persons in whose names the Notes are registered at the close of business on the                  or                  , as the case may be, immediately preceding the applicable interest payment date. Interest will be computed on the Notes on the basis of a 360-day year of twelve 30-day months.

Further Issues

 We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that these further notes will be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Optional Redemption

 The Notes may be redeemed, in whole or in part, at our option, at any time or from time to time prior to maturity at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the Remaining

Scheduled Payments (as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus             basis points. In either case, accrued interest, if any, will be paid to the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed.

 "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third business day preceding the redemption date.

 "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

 "Comparable Treasury Price" means (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

 "Independent Investment Banker" means J.P. Morgan Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

 "Reference Treasury Dealer" means (i) J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker.

 "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

 "Remaining Scheduled Payments" means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest on those Notes that would be due after the related redemption date but for such redemption; provided, however, that if the redemption date is not an interest payment date with respect to the Notes to be redeemed, the amount of the next succeeding scheduled interest payment on those Notes will be reduced by the amount of interest accrued on those Notes to such redemption date.

 Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed. If less than all the Notes are to be redeemed, the trustee will select the Notes to be redeemed by any method the trustee deems fair and appropriate.

Defeasance

 The provisions of the Indenture relating to defeasance described under "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus apply to the Notes.

Events of Default

 The provisions of the Indenture relating to events of default described under "Description of Debt Securities—Defaults and Certain Rights on Default" in the accompanying prospectus apply to the Notes.

Book-Entry System

 The Notes will be issued in fully-registered form without coupons. The Notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below.

 The Notes will be evidenced by one or more global securities (each, a "Global Security"), which will be deposited with the trustee on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. The provisions set forth under "Description of the Debt Securities—Global Securities" in the accompanying prospectus will be applicable to the Notes.

 The following is based on information furnished by DTC.

 DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the

American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

 Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for such Notes on DTC's records. The ownership interest of the actual purchasers of the Notes represented by a Global Security, who are the beneficial owners of the Notes, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any Global Security representing Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of any Global Security representing Notes will not receive Notes in definitive form representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued or upon the occurrence of certain other events described herein.

 The deposit of Global Securities with the trustee on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Securities representing the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

 The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

 Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the interest of each participant in the Notes to be redeemed.

 Neither DTC nor Cede & Co. will itself consent or vote with respect to the Global Securities representing the Notes. Under its usual procedures, DTC would mail an omnibus proxy to Rockwell Collins as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

 Principal and interest payments on the Global Securities representing the Notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by DTC or the direct or indirect participants or for maintaining or reviewing any records of DTC or the direct or indirect participants relating to ownership interests in the Notes or the disbursement of payments in respect thereof.

 DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Notes in definitive form are required to be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, Notes in definitive form will be printed and delivered.

 The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between us and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

 The following is a general summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes to beneficial owners of the Notes. This discussion only applies to Notes:

  •
  purchased by initial beneficial owners who purchase Notes at the "issue price", which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

  •
  held as capital assets.

 For purposes of this discussion, the term "United States Holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to United States federal income tax on a net basis with respect to its worldwide income.

 The term "Non-United States Holder" means a beneficial owner of a Note, other than an entity treated as a partnership for United States federal income tax purposes, that is not a United States Holder. The tax treatment of a partner of a partnership, or other entity treated as such for United States federal income tax purposes, that holds the Notes will depend on the status of the partner and the activities of the partnership. Such persons should consult their own tax advisors.

 This discussion does not describe all of the United States federal tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or foreign currencies;

  •
  persons holding Notes as part of a hedge, straddle or conversion transaction;

  •
  United States Holders whose functional currency is not the United States dollar;

  •
  United States expatriates;

  •
  partnerships or other entities classified as partnerships or flow-through entities for United States federal income tax purposes; or

  •
  persons subject to the alternative minimum tax.

 This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a

Note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply.

 This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect).

 Persons considering the purchase of Notes are urged to consult their own tax advisers with regard to the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of Interest

 Interest paid on a Note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

Sale, Exchange or Retirement of the Notes

 Upon the sale, exchange, retirement or other taxable disposition of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between

  •
  the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition; and

  •
  the United States Holder's adjusted tax basis in the Note.

 A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to the United States Holder reduced by any amortized premium and any principal payments received by the United States Holder. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under "Payments of Interest" above.

 Gain or loss realized on the sale, exchange, retirement or other disposition of a Note will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Note has been held for more than one year. Long term capital gains of non-corporate holders are eligible for reduced rates of taxation. The deductibility of any capital losses is subject to limitations.

Backup Withholding and Information Reporting

 A United States Holder generally will be subject to United States backup withholding tax at the applicable rate with respect to interest, principal or premium, if any, paid on a Note, and the proceeds from the sale, exchange, retirement or other disposition of a Note, if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest, principal or premium to, and the proceeds of a sale, exchange, retirement or other disposition by, a United States Holder that is not an "exempt recipient" generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

United States Federal Tax Consequences to Non-United States Holders

Payments of Interest

 Interest paid on a Note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income tax provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  •
  the Non-United States Holder is not a bank receiving certain types of interest; and

  •
  either

  •
  the Non-United States Holder certifies under penalties of perjury on Internal Revenue Service Form W-8BEN (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or

  •
  a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

 Interest paid to a Non-United States Holder not satisfying the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed Internal Revenue Service Form W-8BEN claiming the exemption.

Sale, Exchange or Retirement of the Notes

 Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United Sates for 183 days or more in the taxable year of the disposition and other conditions are met.

Backup Withholding and Information Reporting

 Information returns will be filed with the Internal Revenue Service in connection with payments on the Notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-United States Holder may be subject to United States backup withholding tax on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder's United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Estate Tax

 Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual's death unless, at such time:

  •
  the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  the income on the Notes is not effectively connected to the conduct by such individual of a trade or business in the United States.

UNDERWRITING

 Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$
Banc of America Securities LLC
Citigroup Global Markets Inc.
UBS Securities LLC
Credit Lyonnais Securities (USA) Inc.
U.S. Bank National Association
Wachovia Capital Markets, LLC

Total	$

 The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the Notes if any are taken.

 The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of, or trading markets for, the Notes.

 The underwriters initially propose to offer some of the Notes directly to the public at the offering price described on the cover page of this prospectus supplement and some of the Notes to certain dealers at a price that represents a concession not in excess of    % of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of    % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

 We also have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

 In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering, if the syndicate repurchases previously distributed Notes in the syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

 J.P. Morgan Securities, Inc. ("JPMorgan") and Banc of America Securities LLC ("Banc of America") will make the Notes available for distribution on the Internet through a proprietary website and/or third party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and Banc of America and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Banc of America based on transactions JPMorgan and Banc of America conduct through the system. JPMorgan and Banc of America will make the Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

 Certain of the underwriters and their affiliates have engaged in commercial banking, investment banking and other transactions with us and our affiliates for which they have received customary fees and commissions. Citigroup Global Markets Inc. is an affiliate of Citibank, N.A., the trustee under the Indenture. Affiliates of JPMorgan, Banc of America, UBS Securities LLC, Wachovia Capital Markets, LLC, U.S. Bank National Association and Credit Lyonnais Securities (USA) Inc. are lenders under our five-year $500 million credit facility and our 364-day $350 million credit facility. In addition, an affiliate of JPMorgan acts as agent for both credit facilities and JPMorgan acted as sole lead arranger and sole bookrunner for both credit facilities. In addition, it is expected that one or more of the underwriters and their affiliates will enter into interest rate swap transactions with us in connection with the offering of the Notes. The underwriters and their affiliates may, from time to time, engage in future transactions with and perform services for us in the ordinary course of their business, for which they will receive customary fees and commissions.

EXPERTS

 The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K and Annual Report to Shareowners for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and the report on the consolidated financial statements includes two explanatory paragraphs noting that the Company had not previously operated as a stand-alone entity during all the periods presented and changed its method of accounting for goodwill and certain other intangible assets effective October 1, 2001), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

 The validity of the Notes will be passed on for us by Chadbourne & Parke LLP. The underwriters have been represented by Dewey Ballantine LLP.

PROSPECTUS

Rockwell Collins, Inc.

$750,000,000

Common Stock
(including the associated preferred share purchase rights)
Preferred Stock
Debt Securities
Warrants to Purchase Common Stock
Warrants to Purchase Preferred Stock
Warrants to Purchase Debt Securities

        We may offer from time to time any of our securities described in this prospectus, and we will provide the specific terms for each of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable supplement. You should read carefully this prospectus and any supplements before you invest.

        Our common stock is listed on the New York Stock Exchange, Inc. under the trading symbol "COL".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 28, 2001.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $750,000,000. For further information about our business and the securities, you should refer to the registration statement, the documents incorporated by reference therein and the exhibits thereto. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "How to Obtain More Information".

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "How to Obtain More Information".

        You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

HOW TO OBTAIN MORE INFORMATION

        In accordance with the Securities Exchange Act of 1934, as amended, we file reports, proxy and information statements and other information with the SEC. You may read and copy these reports,

proxy and information statements and other information that we file, including the registration statement and its exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC (http://www.sec.gov). We also maintain an Internet site at http://www.rockwellcollins.com. Our Internet site and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which it forms a part.

        You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede any previous information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of securities by this prospectus is completed:

  •
  Our Registration Statement on Form 10, as amended (File No. 001-16445), dated June 15, 2001;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

  •
  Our Current Report on Form 8-K filed July 11, 2001; and

  •
  Our Current Report on Form 8-K filed November 6, 2001.

        Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (excluding exhibits to the documents, unless exhibits are specifically incorporated by reference into the documents). You may submit a request for this material to Shareowner Relations, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, Iowa 52498 (telephone number (319) 295-4045).

THE COMPANY

        Rockwell Collins, Inc. (which may be referred to in this document as Rockwell Collins, the Company, we, us or our) is a world leader in providing aviation electronics and airborne and mobile communications products and systems for commercial and military applications. We have a global presence, with operations in 27 countries, and serve our worldwide customer base through our Commercial Systems and Government Systems businesses. Our Commercial Systems business supplies flight deck electronic products and systems, including communications, navigation, display and automatic flight control systems, as well as in-flight entertainment and information management systems, to manufacturers of commercial air transport, business and regional aircraft and commercial airlines throughout the world. Our Government Systems business supplies defense electronics products and systems, including communications, navigation and integrated systems, for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign militaries and manufacturers of military aircraft and helicopters. In addition, both our Commercial Systems and Government Systems businesses provide a wide array of services and support to our customers through our network of over 60 service locations worldwide.

        On June 29, 2001 we became an independent, publicly-held company by means of the distribution of all of the outstanding shares of our common stock to shareowners of Rockwell International Corporation (which may be referred to in this document as Rockwell) in a tax-free spin-off (which may be referred to in this document as the Distribution). Prior to the Distribution, we were a wholly-owned subsidiary of Rockwell and, together with other subsidiaries of Rockwell, operated Rockwell's avionics and communications business. Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of securities offered by this prospectus will be used for one or more of the following purposes:

  •
  repayment of existing indebtedness;

  •
  additional working capital;

  •
  capital expenditures;

  •
  financing of possible acquisitions;

  •
  repurchases of our common stock; and

  •
  general corporate purposes.

        When we offer particular securities pursuant to this prospectus, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the application of the net proceeds, except as otherwise set forth in the applicable prospectus supplement, we expect to invest the proceeds from the sale of offered securities in interest-bearing securities.

RATIO OF OUR EARNINGS TO FIXED CHARGES

        The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended September 30,(1)					Nine Months Ended June 30,	Pro Forma Year Ended September 30,	Pro Forma Nine Months Ended June 30,
	1996	1997	1998	1999	2000	2001(1)	2000(2)	2001(2)
Ratio of earnings to fixed charges(3)	47.0	56.0	15.6	73.8	67.5	58.0	15.7	15.5

(1)
In connection with the Distribution, Rockwell transferred substantially all of the assets and liabilities associated with its former avionics and communications business to us. In addition, Rockwell transferred to us certain other assets and liabilities previously unrelated to the avionics and communications business, including certain assets and liabilities of Rockwell-sponsored employee benefit plans and a 50% ownership interest in Rockwell Scientific Company LLC. The financial information for all periods presented is based upon the financial statements included in our Registration Statement on Form 10 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. This financial information should be read in conjunction with these documents. Financial information prior to the Distribution may not be indicative of what the financial position, results of operations and cash flows would have been if we had been a stand-alone, independent public company for all periods presented.

(2)
Pro forma financial information is presented as if the Distribution occurred on October 1, 1999. Pro forma adjustments include interest expense on $300 million of commercial paper borrowings used to fund a pre-Distribution payment to Rockwell and income and costs related to employee benefit plan obligations related to active and former Rockwell employees not associated with the avionics and communications business that were assumed by us in connection with the Distribution.

(3)
"Earnings" are defined as income before income taxes and accounting change, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed Charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our amended by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

        We are authorized to issue (1) 1,000,000,000 shares of common stock, par value $.01 per share, of which 183,635,165 shares were outstanding as of October 31, 2001, and (2) 25,000,000 shares of preferred stock, without par value, of which no shares were outstanding as of October 31, 2001. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. For a more detailed discussion of our preferred share purchase rights and how they relate to our common stock, please see "— Rockwell Collins Rights Plan". The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

Common Stock

        Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

        Each holder of our common stock will be entitled to one vote for each share of common stock outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of our common stock will have any right to purchase or subscribe for any stock of any class which we may issue or sell.

        Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Preferred Stock

        Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors in a certificate of designation without any further action by our shareowners. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by a certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

  •
  the maximum number of shares in the series and the distinctive designation;

  •
  the terms on which dividends, if any, will be paid;

  •
  the terms on which the shares may be redeemed, if at all;

  •
  the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

  •
  the liquidation preference, if any;

  •
  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  •
  the restrictions on the issuance of shares of the same series or any other class or series; and

  •
  the voting rights, if any, of the shares of the series.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt.

        We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation relating to the applicable series of preferred stock for complete information. The applicable prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the preferred stock.

     Series A Junior Participating Preferred Stock

        For a description of the Series A Junior Participating Preferred Stock, please see "— Rockwell Collins Rights Plan".

Certain Provisions in our Restated Certificate of Incorporation and Amended By-laws

        Our restated certificate of incorporation and amended by-laws contain various provisions intended to promote the stability of our shareowner base and render unsolicited or hostile attempts to acquire control of us more difficult. These provisions could have the effect of discouraging transactions that might lead to a change of control of us.

        Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2002, 2003 and 2004. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareowners at an annual meeting of shareowners will be elected by a plurality of all votes cast. Directors may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareowner, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption is approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

        Our restated certificate of incorporation and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

        Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

  •
  the election of directors;

  •
  the right to call a special shareowners meeting;

  •
  the right to act by written consent;

  •
  amending our restated certificate of incorporation or amended by-laws; or

  •
  the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended by-laws and that the amendment or repeal by shareowners of any of our amended by-laws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

Rockwell Collins Rights Plan

        Each outstanding share of our common stock also evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, at $125, subject to adjustment. The description and terms of the preferred share purchase rights are set forth in the rights agreement dated as of June 28, 2001 between us and Mellon Investor Services LLC, as rights agent.

        Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding capital stock (an acquiring person) or (2) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding capital stock, the earlier of such dates being called the rights distribution date, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

        The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

  •
  the preferred share purchase rights will be transferred with and only with common stock;

  •
  certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating by reference the terms of the preferred share purchase rights; and

  •
  the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

        In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from the common stock and prior to the earlier of (1) the date the preferred share purchase rights are redeemed and (2) the date the preferred share purchase rights expire, (a) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from the common stock, or upon the exercise, conversion or exchange of securities, notes or debentures under the terms thereof issued by us and in existence prior to the date the rights separate from the common stock, and (b) we may, in any other case, if deemed necessary or appropriate by our board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

        Preferred share purchase rights are not exercisable until the rights distribution date. Preferred share purchase rights will expire on June 30, 2011, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.

        The purchase price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the preferred share purchase rights are subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A Junior Preferred Stock;

  •
  upon the grant to holders of shares of Series A Junior Preferred Stock of rights or warrants to subscribe for or purchase shares of Series A Junior Preferred Stock at a price, or securities convertible into shares of Series A Junior Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Junior Preferred Stock; or

  •
  upon the distribution to holders of shares of Series A Junior Preferred Stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in shares of Series A Junior Preferred Stock, or of subscription rights or warrants, other than those referred to above.

        The number of outstanding preferred share purchase rights and the number of one one-hundredths of a share of Series A Junior Preferred Stock issuable upon exercise of each preferred share purchase right are also subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

        We cannot redeem shares of Series A Junior Preferred Stock purchasable upon exercise of preferred share purchase rights. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

        Because of the nature of the Series A Junior Preferred Stock's dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

        In the event that, at any time after any person or group of affiliated or associated persons has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right.

        In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise, instead of shares of Series A Junior Preferred Stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

        At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, our board of directors may exchange preferred share purchase rights, other than preferred share purchase rights owned by such person or group, which will have become void after such person became an acquiring person, for common stock, at an exchange ratio of one share of common stock per preferred share purchase right, subject to adjustment.

        No fractional shares of Series A Junior Preferred Stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A Junior Preferred Stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A Junior Preferred Stock on the last trading day prior to the date of exercise.

        At any time prior to any person or group of affiliated or associated persons becoming an acquiring person, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right, subject to adjustment. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

        The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 15% to not less than 10%, except that from and after such time as any person becomes an acquiring person, no such amendment may adversely affect the interests of the holders of preferred share purchase rights.

        Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a shareowner of our company, including, without limitation, the right to vote or to receive dividends.

        The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to our rights agreement, a copy of which is on file with the SEC.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an indenture dated as of November 1, 2001 between us and Citibank, N.A., as trustee. The indenture may be supplemented from time to time. The indenture is an exhibit to the registration statement of which this prospectus is a part. In addition to the following summary, you should refer to the specific terms of the indenture for more detailed information. Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, those provisions are incorporated by reference in our summary, which is qualified by such reference. (In addition to the November 1, 2001 indenture described below, we may issue debt securities, including subordinated debt securities, pursuant to another indenture or indentures to be entered into after the date hereof. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.)

General

        The indenture does not limit the amount of debt securities we may issue. Debt securities may be issued up to the aggregate principal amount that we may authorize from time to time in one or more series. (Section 3.01).

        The prospectus supplement relating to the particular series of debt securities we are offering will specify the amounts, prices and terms of those debt securities. These terms may include:

  •
  the title and type of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  if the debt securities are not denominated in U.S. dollars, the foreign currency or currencies in which the debt securities are denominated and, if any payment of principal, interest or any other amount in respect of the debt securities is not payable in U.S. dollars, the foreign currency or currencies in which the payment will be payable;

  •
  the date or dates on which the principal will be payable;

  •
  any rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

  •
  the date or dates from which interest will accrue and the date or dates on which interest will be payable;

  •
  the place or places where payments will be made;

  •
  any redemption and sinking fund terms;

  •
  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

  •
  whether the debt securities are issuable as registered securities or as bearer securities, or both, and whether the debt securities will be issued with or without coupons;

  •
  whether the debt securities will be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

  •
  whether any additional amounts will be payable on the debt securities in respect of any taxes and, if so, whether we may redeem the debt securities rather than pay the additional amounts;

  •
  if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index;

  •
  the person to whom any interest will be payable, if other than the record holder on the applicable record date;

  •
  the manner in which any interest on any bearer security will be payable if other than upon presentation and surrender of the related coupons as they mature;

  •
  the extent to which any interest payable on any temporary global security will be paid if other than in the manner provided in the indenture;

  •
  any changes in or additions to the events of default or covenants contained in the indenture;

  •
  any defeasance or covenant defeasance provisions;

  •
  any conversion or exchange features of the debt securities;

  •
  any other terms of the debt securities, which will not conflict with the terms of the indenture. (Section 3.01).

        The debt securities will be our direct, unsecured and unsubordinated obligations. The debt securities will rank equally with any of our other unsecured and unsubordinated obligations for borrowed money.

        The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under "—Certain Covenants". Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants contained in the indenture, there are no covenants or other provisions that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

        We will describe the restrictions, elections, tax consequences, specific terms and other information relating to any debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement.

        We will describe the federal income tax consequences and other special considerations applicable to any debt securities issued as original issue discount securities in the applicable prospectus supplement. Original issue discount securities are securities which bear no interest or interest at a rate which at the time of issuance is below market rates.

Form, Denominations, Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise specified in the applicable prospectus supplement, we will issue registered securities in denominations of multiples of $1,000 and bearer securities in denominations of multiples of $10,000. The indenture provides that we may issue debt securities in global form. Please see "— Global Securities" below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities, other than global securities, will have interest coupons attached. (Sections 2.01 and 3.02).

        You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the applicable prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. Bearer securities and the attached coupons will be transferable by delivery. (Section 3.05).

        In connection with its original issuance, no bearer security may be delivered to any location in the United States and, unless otherwise specified in the applicable prospectus supplement, a bearer security may be delivered in connection with its original issuance only if the person entitled to receive the bearer security furnishes written certification in the form required by the indenture.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form.

        We anticipate that the following provisions will generally apply to depository arrangements. We will describe in the applicable prospectus supplement whether all or any part of the debt securities will be issued in the form of one or more global securities and the specific terms of the related depository arrangement.

        We expect that upon the issuance of a registered global security, and the deposit of the registered global security with or on behalf of the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the registered global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters or agents engaging in the distribution of such debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a registered global security will be limited to institutions that have accounts with the depositary, and to persons that may hold interests through the institutions. These institutions are often referred to as "participants" of the depositary. For interests of persons holding through participants, the ownership of such interests will be shown on the records of the participants. Transfer of that ownership will be effected only through those records.

        Unless otherwise specified in the applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible for any aspect of the depositary's records or any participant's records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible or liable for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to beneficial ownership interests.

        We expect that the depositary or its nominee, upon receipt of any payment of principal of or any premium or any interest on any registered global security, immediately will credit, on its book-entry registration and transfer system, the participant's accounts with the payments. Those payments will be credited in amounts proportionate to the respective beneficial interests of the participants in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for customer accounts in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants.

        If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities to participants in exchange for such global security. In addition, we may, from time to time, determine not to have any debt securities of such series represented by one or more global securities. In such event, we will issue individual debt securities of such series to participants in exchange for such global security. (Section 3.05).

Limitations on Issuance of Bearer Securities

        Unless otherwise indicated in the applicable prospectus supplement, in compliance with United States federal tax laws and regulations, bearer securities, including debt securities in global form, may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons, each as defined below, other than to a Qualifying Branch of a United States Financial Institution, as defined below, or a United States person acquiring bearer securities through a Qualifying Branch of a United States Financial Institution. Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer any bearer securities for sale or resale in the United States or to United States persons, other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring bearer securities through a Qualifying Branch of a United States Financial Institution, or deliver bearer securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a bearer security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(iv) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (which may be referred to in this document as the Code), and the regulations thereunder.

        Bearer securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on bearer securities and must treat as ordinary income any gain realized on the sale or other disposition, including the receipt of principal, of bearer securities.

        The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America, including the states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, the place of payment for a series of debt securities issuable solely as registered securities will be New York, New York. We have initially designated an office of the trustee for this purpose. We may, however, at our option make interest payments on registered securities by:

  •
  check mailed to the address of the person entitled to such payment as it appears in the security register, or

  •
  transfer to an account located in the United States maintained by the person entitled to such payment as specified in the security register. (Sections 3.07, 10.01 and 10.02).

        Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for such interest. (Section 3.07).

        Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of, any premium and any interest on bearer securities, subject to any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. If required in connection with any listing of such debt securities on the London Stock Exchange Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in London or Luxembourg or any city located outside the United States as required by such stock exchange. (Section 10.02). We will specify the initial locations of such offices and agencies in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, any premium and any interest on bearer securities may be made, at the holder's option, by:

  •
  check in the currency designated by the bearer security or mailed to an address outside the United States, or

  •
  transfer to an account in such currency maintained by the person entitled to such payment with a bank located outside the United States. (Sections 3.07 and 10.02).

        Unless otherwise indicated in the applicable prospectus supplement, we will pay any interest on bearer securities on any interest payment date only upon presentation and surrender of the coupon relating to the interest payment date. (Section 10.01). Unless otherwise indicated in the applicable prospectus supplement, we will not pay principal of or any premium or any interest on any bearer security at any paying agency maintained by us in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and any interest on bearer securities payable in U.S. dollars may be made at any paying agency in the United States if, but only if, payment of the full amount in U.S. dollars at all offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In such case, the trustee must have received an opinion of counsel that such payment within the United States is legal. (Sections 3.07 and 10.02).

        We may from time to time designate additional offices or agencies for payment with respect to any debt securities. We may approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

        Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of and any premium and any interest on any debt security that is payable in a currency other than U.S. dollars will be made in U.S. dollars in the event that such currency:

  •
  ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions,

  •
  is the ECU and ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or

  •
  is any currency unit other than the ECU and ceases to be used for the purposes for which it was established. (Section 3.10).

        All moneys we deposit with the trustee or any paying agent for the payment of principal of or any premium or any interest on any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities or coupons will look only to us for payment. (Section 10.03).

Convertible Debt Securities

        The terms and conditions upon which any convertible debt securities of a series may be converted into shares of common stock, including the initial conversion price or rate and the conversion period, and other provisions, will be set forth in the applicable prospectus supplement. Please see "Description of Capital Stock".

Certain Covenants

        Definitions.    The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture:

  •
  "Restricted Subsidiary" means any of our subsidiaries other than an Unrestricted Subsidiary. "Unrestricted Subsidiary" means any subsidiary we designate as such from time to time. (Section 1.01). Subject to various limitations, we may from time to time designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary. (Section 10.07). Unrestricted Subsidiaries will not be restricted by the various provisions of the indenture applicable to Restricted Subsidiaries.

  •
  "Secured Debt" means indebtedness for money borrowed, other than indebtedness among us and our Restricted Subsidiaries, which is secured by a mortgage or other lien on any of our Principal Properties or that of a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary. (Section 1.01).

  •
  "Funded Debt" includes (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by us or a wholly-owned Restricted Subsidiary, but does not include certain debt subordinate to the debt securities. (Section 1.01).

  •
  "Principal Property" includes any of our real property (including buildings and other improvements) or that of a Restricted Subsidiary, owned at the date of the indenture or later acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the indenture), which (i) has a book value in excess of 5% of Shareowners' Equity and (ii) in the opinion of our board of directors is of material importance to the total business conducted by us and our Restricted Subsidiaries as a whole. (Section 1.01) .

  •
  "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by us or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where the Restricted Subsidiary has or we have the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (Section 10.06).

  •
  "Shareowners' Equity" means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury form and determined in accordance with generally accepted accounting principles. (Section 1.01).

        Limitations on Liens.    We and our Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

  •
  Secured Debt existing at the date of the indenture;

  •
  liens on property acquired or constructed after the date of the indenture by us or a Restricted Subsidiary and created contemporaneously with, or within 12 months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or to secure all or part of the cost of such construction;

  •
  mortgages on our property or that of a Restricted Subsidiary created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction;

  •
  liens on property existing at the time such property is acquired;

  •
  liens on stock acquired after the date of the indenture by us or a Restricted Subsidiary if the aggregate cost thereof does not exceed 10% of Shareowner's Equity;

  •
  liens securing indebtedness of a successor corporation to us to the extent permitted by the indenture;

  •
  liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary;

  •
  liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any Restricted Subsidiary;

  •
  liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

  •
  liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between us or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or agency;

  •
  extensions, renewals or replacements of the permitted liens to the extent of their original amounts;

  •
  liens in connection with government and certain other contracts;

  •
  certain liens in connection with taxes or legal proceedings;

  •
  certain other liens not related to the borrowing of money; and

  •
  certain permitted Sale and Lease-Back Transactions as described under "— Limitations on Sale and Lease-Back Transactions". (Section 10.05).

        In addition, we and our Restricted Subsidiaries may have Secured Debt without equally and ratably securing the outstanding debt securities if after giving effect thereto the sum of:

  •
  the amount of such Secured Debt, plus

  •
  the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below,

does not exceed 10% of Shareowners' Equity. (Section 10.05).

        Limitations on Sale and Lease-Back Transactions.    Sale and Lease-Back Transactions are prohibited unless:

  •
  we or our Restricted Subsidiaries would be entitled to incur Secured Debt in an amount equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or

  •
  an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of any such transaction
—	to the retirement of consolidated Funded Debt or our indebtedness or that of a Restricted Subsidiary that was Funded Debt at the time it was created; or
—	to the purchase of another Principal Property having a value at least equal to such amount; or
—
the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between us or any Restricted Subsidiary and any federal, state, municipal government or other governmental body or agency. (Section 10.06).

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any other entity or transfer our property and assets substantially as an entirety to any other entity, unless:

  •
  the surviving entity which acquires our property and assets is an entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the debt securities and any coupons,

  •
  immediately after giving effect to the transaction, no default or event of default will have occurred or be continuing, and

  •
  other conditions specified in the indenture are satisfied. (Section 8.01).

        If we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, the successor entity will be substituted as obligor under the indenture and thereafter we shall be relieved of all obligations and covenants under the indenture, the debt securities and any coupons. (Sections 8.01 and 8.02). The indenture also provides that if we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, and as a result any Principal Property owned by us or a Restricted Subsidiary would become subject to any mortgage or lien not otherwise permitted by the indenture, we will prior to such transaction secure the debt securities, equitably and ratably with any of our other indebtedness then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (Section 8.03).

Defeasance and Covenant Defeasance

        The applicable prospectus supplement will state if any defeasance provision will apply to the debt securities.

        The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any series of debt securities then outstanding (Section 4.03), or (b) to be released from our obligations under most of our restrictive covenants, including those described above under "Certain Covenants". (Section 10.09). We call the first election "legal defeasance" and the second election "covenant defeasance". To make either election, we must:

  •
  deposit in trust with the trustee enough of any combination of money or securities evidencing U.S. government obligations to pay the principal of and any premium and any interest on the debt securities;

  •
  if we have deposited securities for purposes of the defeasance, deliver to the trustee a certificate of independent certified public accountants stating that the securities mature and bear interest at such times as will, together with the deposited money, provide a sufficient amount to pay the principal of and any premium and any interest on the debt securities; and

  •
  deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel is to be based on a ruling of the IRS to such effect.

Modification of Indenture and Waiver of Certain Covenants

        In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, any supplemental indenture may not:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal of or premium, if any, or interest on any debt security, or change the currency in which any of the foregoing is payable;

  •
  impair any rights of conversion of any holder; or

  •
  reduce the percentage of holders of debt securities of such series whose consent will be required to authorize any supplemental indenture or to waive compliance with the provisions of the indenture. (Section 9.02).

        The holders of a majority in principal amount of the debt securities of any series at the time outstanding may waive compliance by us with certain covenants in the indenture with respect to debt securities of such series. (Section 10.08).

        The indenture provides that in determining whether the holders of the requisite principal amount of the debt securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security deemed to be outstanding will be the principal due and payable upon acceleration of the maturity thereof;

  •
  the principal amount of a security denominated in one or more foreign currencies will be deemed to be the U.S. dollar equivalent thereof;

  •
  the principal amount of any indexed security deemed outstanding will be equal to the principal face amount of the indexed security at original issuance unless otherwise provided by the indenture; and

  •
  securities owned by us, any obligor upon the securities or any affiliate of us or such obligor will be disregarded and deemed not to be outstanding. (Section 1.01).

        The indenture contains provisions for convening meetings of the holders of debt securities of a series that are issuable in whole or in part as bearer securities. (Section 13.01). A meeting may be called at any time by the trustee, and upon request with proper notice, by us or the holders of at least 10% in principal amount of the outstanding debt securities of the series. (Section 13.02). Except for any consent that must be given by the holders of each debt security affected thereby, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any action that may be taken by the holders of a specified percentage in principal amount of debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount. Any resolution passed or decision taken at any meeting of holders of debt securities of any series held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of a specified percentage greater than a majority in principal amount of the outstanding debt securities of a series, then the persons holding or representing such specified percentage will constitute a quorum. (Section 13.04).

        Together with the trustee, we also may, when authorized by our board of directors, modify the indenture without the consent of the holders for limited purposes, including, but not limited to, adding to our covenants or events of default, and curing ambiguities. (Section 9.01).

Defaults and Certain Rights on Default

        An "Event of Default" is defined under the indenture as any of the following:

  •
  default for 30 days in payment of any interest;

  •
  default in payment of principal or premium;

  •
  default for 90 days after notice in performance of any other covenant in the indenture;

  •
  certain events of bankruptcy, insolvency, receivership or reorganization; or

  •
  any other event of default applicable to a particular series of debt securities and described in the applicable prospectus supplement.

        We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the indenture provides that the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to it.

        Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

        The holders of a majority in principal amount of the debt securities of any series at the time outstanding may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or any interest on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

Governing Law

        The indenture, the debt securities and any coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12) .

Concerning the Trustee

        Citibank, N.A., the trustee under the indenture, is one of a number of banks with which we maintain ordinary banking relationships and with which we maintain credit facilities.

        The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default under the indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the rights and powers it has under the indenture using the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (Section 6.02).

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON
OR PREFERRED STOCK

        The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General

        We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the applicable prospectus supplement will describe the terms of the stock warrants, including:

  •
  the offering price, if any;

  •
  the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

  •
  if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

  •
  the dates on which the right to exercise the stock warrants begins and expires;

  •
  certain United States federal income tax consequences;

  •
  call provisions, if any;

  •
  the currencies in which the offering price and exercise price are payable; and

  •
  if applicable, the antidilution provisions of the stock warrants.

        The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Stock Warrants

        You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Shareowners

        Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as shareowners with respect to any meeting of shareowners, or to exercise any rights whatsoever as shareowners of Rockwell Collins.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

        The following summarizes the terms of the debt warrants we may issue. This description is subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

General

        We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer debt warrants, the applicable prospectus supplement will describe the terms of the debt warrants, including:

  •
  the offering price, if any;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  •
  the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

  •
  if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  •
  if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

  •
  the dates on which the right to exercise the debt warrants begins and expires;

  •
  certain United States federal income tax consequences;

  •
  whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  •
  the currencies in which the offering price and exercise price are payable; and

  •
  if applicable, the antidilution provisions of the debt warrants.

        You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the applicable prospectus supplement.

Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

        You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

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  through one or more underwriters or dealers in a public offering and sale by them;

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  directly to investors; or

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  through agents.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices. These prices may be changed from time to time and may be set:

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  at market prices prevailing at the times of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We will describe the method of distribution of the securities in the applicable prospectus supplement.

        Underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments made by the underwriters, dealers or agents as a result of those civil liabilities.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

        All securities we offer other than common stock will be new issues of securities with no established trading market. Underwriters may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any securities.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of securities offered by this prospectus will be passed upon for us by Chadbourne & Parke LLP. Dewey Ballantine LLP will act as counsel for the underwriters.

EXPERTS

        The financial statements of Rockwell Collins, as of September 30, 1999 and 2000, and for each of the three years in the period ended September 30, 2000, and the related financial statement schedule and the balance sheet of New Rockwell Collins, Inc. (renamed Rockwell Collins, Inc.) as of April 10, 2001 incorporated by reference in this prospectus from our registration statement on Form 10 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which report on the financial statements of Rockwell Collins expresses an unqualified opinion and includes an explanatory paragraph noting that Rockwell Collins had not previously operated as a stand-alone company during the periods presented), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        This prospectus, and documents that are incorporated by reference in this prospectus, contain statements, including certain projections and business trends, accompanied by such phrases as "believes", "estimates", "expects", "could", "likely", "anticipates", "will", "intends", and other similar expressions, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which we have no control; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing pressures; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein or in any prospectus supplement and from time to time in our other SEC filings. These forward-looking statements are made only as of the date hereof.

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ABOUT THIS DOCUMENT
DOCUMENTS INCORPORATED BY REFERENCE
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE COMPANY
MANAGEMENT
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
EXPERTS
LEGAL MATTERS

ABOUT THIS PROSPECTUS
HOW TO OBTAIN MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
THE COMPANY
USE OF PROCEEDS
RATIO OF OUR EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS